Kingsway Announces Closing of Rights Offering, Early Partial Redemption of its 2014 Notes and Changes to its Board of Directors
Toronto, Ontario (September 16, 2013) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today updates to the Company, including:

•	Closing of Rights Offering generating approximately US$13.1 million of proceeds

•	Partial, early redemption of outstanding 7.50% Senior Notes due 2014 of US$12 million at par plus accrued interest

•	Addition of Larry G. Swets, Jr., President and CEO, to the Board of Directors

•	Appointment of Director Terence Kavanagh as Chairman following resignation of Spencer Schneider

Closing of Rights Offering
The subscription period for the previously announced rights offering expired at 5:00 p.m. (Eastern) on September 6, 2013. Subscription rights to purchase 3,280,790 units were exercised, resulting in gross proceeds to Kingsway of approximately US$13.1 million before expenses of the rights offering. The rights offering was made in the United States pursuant to a registration statement on Form S-1 that was previously filed with the Securities and Exchange Commission and became effective on July 24, 2013. The rights offering was made solely by means of a prospectus in the U.S. and a rights offering circular in Canada.
Early Partial Redemption of Notes
As stated in the rights offering prospectus and rights offering circular, the Company's intended use of proceeds was the redemption of the 7.50% Senior Notes due February 1, 2014 (“Notes”) which are obligations of Kingsway's subsidiary Kingsway America Inc. (“KAI”) and of which Kingsway is a guarantor. As a result, Kingsway has decided to immediately apply the net proceeds of the rights offering toward a partial early redemption of the Notes. KAI gave notice to The Bank of New York Mellon Trust Company, N.A., as trustee, of such redemption. The early partial redemption is expected to take place on October 15, 2013 in the amount of US$12,000,000 at par plus accrued interest of US$185,000, resulting in an aggregate principal amount of US$14,356,000 of Notes to remain outstanding after such early partial redemption.
Resignation of Chairman and Director Spencer Schneider
The Company also announced that Mr. Spencer Schneider has resigned from the Company's Board of Directors. Mr. Schneider, who also served as the Company's Chairman of the Board, was originally elected to the Company's Board of Directors in April 2009. "We want to thank Spencer for his service to the Company" stated Larry G. Swets, Jr., President and CEO. "He has invested his valuable time, talent and passion into the Company, for which we are thankful. Under his helm, we were able to resolve many legacy Kingsway issues and position the Company for future success."
Appointment of New Chairman and New Director
Finally, Kingsway announced that Mr. Terence Kavanagh has assumed the additional role of Chairman of the Board and that Mr. Larry G. Swets, Jr., its President and CEO, has been appointed as a director, both effective immediately. "Without question, Larry's leadership has been instrumental in Kingsway tackling its many legacy issues. Having Larry join the Board is further evidence of our confidence in his abilities," stated Chairman Terence Kavanagh.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed rights offering. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.